Exhibit 99.1

Name and Address of Reporting Person:	Bardin Hill Investment Partners LP
299 Park Ave., 24th Floor
New York, NY 10171

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	September 16, 2025

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: Bardin Hill Event-Driven Master Fund LP (“Master Fund”), Bardin Hill Fund GP LLC (“Bardin Hill GP”), Bardin Hill Investment Partners LP (“Bardin Hill”), Avinash Kripalani, Jason Dillow, John Greene and Pratik Desai.

(2) Bardin Hill GP is the general partner of Master Fund. Bardin Hill is the investment manager of Master Fund. Investment decisions of Bardin Hill are made by one or more of its portfolio managers, including Jason Dillow, John Greene and Pratik Desai, each of whom has individual decision-making authority.  Avinash Kripalani is a Partner at Bardin Hill and serves on the board of directors of the Issuer as Bardin Hill’s representative.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its, his or her pecuniary interest.

(4) Represents shares of Common Stock purchased by Master Fund.

(5) The shares of Common Stock were purchased in multiple transactions at prices ranging from $6.92 to $7.025. The Reporting Persons undertake to provide to the Issuer, any securityholder or the Securities and Exchange Commission upon request, full information regarding the number shares purchased at each separate price within the range.

(6) Represents shares held following the reported transactions as follows: 1,538,882 by First Series of HDML Fund I LLC; 6,199,922 by HCN LP; and 1,536,090 by Master Fund.